Exhibit 3.0

AMENDMENT NO. 1 TO THE RESTATED BYLAWS
OF
J. B. HUNT TRANSPORT SERVICES INC.
ADOPTED ON FEBRUARY  4, 2010

RESOLUTION OF THE BOARD OF DIRECTORS OF
J.B. HUNT TRANSPORT SERVICES, INC.

WHEREAS, the board of directors (the “Board”) deems it desirable and in the best interests of J.B. Hunt Transport Services, Inc. (the “Corporation”), that the Restated Bylaws be amended, for the purpose of providing that each Director shall be elected by a majority of votes cast, on terms and conditions as set out below.

NOW, THEREFORE, it is hereby:

RESOLVED, that the following language shall be adopted and shall replace in its entirety Article II of the Restated Bylaws of the Corporation, dated February 27, 2008:

ARTICLE II – BOARD OF DIRECTORS

2.1  Number, Term and Qualifications. The number of directors which shall constitute the whole board shall be not less than three (3) and not more than twelve (12), and shall be determined by the Board of Directors.  Only persons who shall accept such positions and agree to perform the duties incumbent upon them as provided by these Bylaws and the laws of this State, shall serve as directors.  No person shall be eligible to stand for election or be elected to fill a vacancy if they are seventy-two years old or older.  Each Director shall hold office for the term for which he is elected or until his successor shall have been elected and qualified.  Directors need not be residents of Arkansas.  Beginning in 2009 all directors shall be elected to one year terms.  This Bylaw change shall not affect or shorten the current terms of any directors.

2.2  Election Procedures. Each Director shall be elected by the vote of the majority of the votes cast with respect to that Director at any meeting of shareholders for the election of directors at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For purposes of clarity, it is stated that the provisions of the foregoing sentence do not apply to vacancies and newly created directorships filled by a vote of the Board of Directors under these Bylaws. For purposes of this section, a majority of the votes cast means that the number of shares voted ‘for’ a Director must exceed 50% of the votes cast with respect to that Director. If a nominee who already serves as a Director is not elected, the Director shall offer to tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results by filing an 8-K with the Securities and Exchange Commission. The Director who tenders his or her resignation will not participate in the Board of Directors’ decision with respect to his or her offer to tender resignation.  However, if each member of the Nominating and Corporate Governance Committee does not receive a majority of the votes cast, then  the Independent Directors who did receive a majority vote shall appoint a Committee among themselves to consider the resignation offers and recommend to the Board whether to accept them.  If the only Directors who did not receive a majority vote in the same election constitutes three or fewer Directors, all Directors may participate in the action regarding whether to accept or reject the resignation offers.

2.3  General and Special Powers.  The business and affairs of the Corporation shall be managed by the Board of Directors.  The Directors shall be authorized jointly to take any and all action and to exercise any power not reserved to the shareholders, on behalf of the Corporation which the Corporation is authorized or empowered to do, which is not otherwise expressly prohibited by the Articles of Incorporation or the Bylaws of the Corporation or the laws of this State.

2.4  Annual and Regular Meeting. The Board of Directors shall meet annually, immediately following the Annual Shareholders Meeting, for the purpose of electing officers of the Corporation and transacting other general business affairs of the Corporation related thereto.  The Annual Board Meeting shall be deemed to be a Regular Board Meeting.  In addition to the Annual Board Meeting, the Board of Directors shall hold regular meetings at such time(s) and place(s) as it may designate from time to time.  Neither the business to be transacted at, nor the purpose of, any regular meeting of the Board of Directors need to be specified in any notice in the event a notice is given of a regular meeting, unless such is otherwise expressly provided for in these Bylaws, the Articles of Incorporation of the Corporation or the laws of this State.

2.5  Special Meeting.  A special meeting of the Board of Directors may be held at any time or place upon written call thereof by the Chairman of the Board, President, Secretary or a majority of the Board of Director members.  Notice of any special meeting of the Board of Directors shall be given as provided hereinafter.

2.6  Informal Action of the Board of Directors. Action taken by a majority of the Board of Directors without a meeting shall be valid with respect to any corporate matter as the action of the Board of Directors if, either before or after such action is taken, all members of the Board of Directors sign and file with the Secretary of the Corporation for inclusion in the minute book, a memorandum showing the nature of the action taken and their written consent to the Board acting informally with respect to such matter, and such written consent shall show whether or not such Director approves the action to be taken by the Board so that the Secretary shall note in the minutes of the Corporation the names of those directors approving the action of the Board and the names of those opposing it.

2.7  Removal of Directors and Vacancies.  Directors may be removed from office only by vote of the shareholders at a meeting called expressly for that purpose and then only in conformity with applicable provisions of law.  A vacancy on the Board of Directors shall exist when a director dies or resigns or is removed by the shareholders or by virtue of newly created directorship(s) resulting from any increase in the specified number of directors.  Any vacancy (other than a vacancy occurring through shareholders’ action in removing a Director which shall be filled by vote of the shareholders) occurring in the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board.  Directors so chosen shall hold office until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.

2.8  Quorum and Voting. A majority of the total number of Directors shall constitute a quorum for the transaction of business.  The act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.

DATED as of February 4, 2010.

/s/ Wayne Garrison
Wayne Garrison
Chairman of the Board

ATTEST:

/s/ David G. Mee
David G. Mee
Secretary